EXHIBIT 5.1

Steven M. Przesmicki

(858) 550-6070

przes@cooley.com

June 30, 2009

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Arena Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 17,531,010 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including 16,031,010 shares issuable pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Incentive Plan”) and 1,500,000 shares issuable pursuant to the Company’s 2009 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Incentive Plan, the ESPP, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Incentive Plan or the ESPP, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley Godward Kronish LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM